                            SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))
[x] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                         Oshman's Sporting Goods, Inc.
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


- - -------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
    or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    ---------------------------------------------------------------------------


    (2) Aggregate number of securities to which transaction applies:

    ----------------------------------------------------------------------------


    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    ----------------------------------------------------------------------------



    (4) Proposed maximum aggregate value of transaction:

    ---------------------------------------------------------------------------


    (5) Total fee paid:

    ---------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    ----------------------------------------------------------------------------


    (2) Form, Schedule or Registration Statement No.:

    ---------------------------------------------------------------------------


    (3) Filing Party:

    ---------------------------------------------------------------------------


    (4) Date Filed:

    ---------------------------------------------------------------------------

Notes:

                         OSHMAN'S SPORTING GOODS, INC.
                               2302 MAXWELL LANE
                              HOUSTON, TEXAS 77023


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 21, 1996



To the Stockholders of Oshman's Sporting Goods, Inc.

          NOTICE IS HEREBY GIVEN that the 1996 Annual Meeting of Stockholders of Oshman's Sporting Goods, Inc. will be held in the Oshman's SuperSports USA store at 2131 South Post Oak Road, Houston, Texas on Friday, June 21, 1996, 11:00 a.m., local time, for the following purposes:

     1. To elect six directors to serve as the Board of Directors until the next annual meeting of stockholders and until their respective successors are elected.

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on April 22, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

     Stockholders who do not expect to attend the meeting in person are requested to fill in, date and sign the enclosed proxy and return it promptly in the enclosed postage-paid return envelope so that their shares may be represented and voted at the meeting.


                              By Order of the Board of Directors,




                              R. L. BOCKART
                              Vice President


Dated:   May 17, 1996

                         OSHMAN'S SPORTING GOODS, INC.
                               2302 MAXWELL LANE
                              HOUSTON, TEXAS 77023



                                PROXY STATEMENT



                         ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 21, 1996



     The accompanying proxy is solicited by the Board of Directors of Oshman's Sporting Goods, Inc. (the "Company"), to be voted at the 1996 Annual Meeting of Stockholders, which will be held at the time and place and for the purposes expressed in the accompanying Notice of Annual Meeting. All shares represented by a properly completed and executed proxy will be voted at the meeting in accordance with the specifications set forth therein. If no contrary specification is made, all shares represented by an executed proxy will be voted for the nominees for the Board of Directors named therein. If the enclosed form of proxy is executed and returned, it may nevertheless be revoked by you at any time before it is exercised by giving notice to the Secretary of the Company, or by giving a later proxy or voting in person at the meeting.

     In addition to the solicitation of proxies by use of the mail, officers and regular employees of the Company may aid in such solicitation by personal contact, telephone and telegraph. Brokerage firms will be requested to forward proxy materials to beneficial owners of shares registered in the names of such firms and will be reimbursed for their expenses. The cost of solicitation will be borne by the Company.

     The Company's Annual Report to Stockholders for the year ended February 3, 1996, including financial statements, is enclosed with this proxy statement, which is being mailed to stockholders on or about May 17, 1996. The Annual Report to Stockholders does not constitute a part of the proxy soliciting material.


                    VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS

     The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders is the close of business on April 22, 1996. As of April 22, 1996, there were 5,824,249 shares of common stock, $1.00 par value, of the Company ("Common Stock") issued and outstanding. In accordance with Delaware law and the Company's charter and bylaws, each of such shares of Common Stock is entitled to one vote on each matter to be acted upon at the meeting. In establishing the presence of a quorum, abstentions and broker non-votes will be included in the determination of the number of shares represented at the meeting. Abstentions will have the same effect as a vote against a proposal; broker non-votes, however, are not included in the tally of votes present and will not affect the outcome of a proposal. During the ten days prior to the annual meeting, a list of the stockholders entitled to vote at the annual meeting will be available at the principal offices of the Company during ordinary business hours for examination by any stockholder for any purpose germane to the meeting.

     Based on the records of the Company as of April 22, 1996, the following persons were known by the Company to own beneficially more than 5% of the Common Stock of the Company then outstanding:


                                     AMOUNT AND NATURE
                                       OF BENEFICIAL      PERCENTAGE
                                       OWNERSHIP (1)       OF CLASS
                                    --------------------  -----------

Marilyn Oshman....................          1,219,422(2)        20.9%
  2302 Maxwell Lane
  Houston, Texas 77023

Judy O. Margolis..................            801,618(3)        13.8%
  1400 Post Oak Blvd., Suite 808
  Houston, Texas 77056

Edward C. Stanton III, Trustee....            422,300(4)         7.2%
  6363 Woodway, Suite 300
  Houston, Texas 77057

Jeanette Oshman Efron.............            398,829            7.0%
  2302 Maxwell Lane
  Houston, Texas 77023

Vendamerica B.V...................            300,000            5.1%
  De Klencke 6 1083 HH
  Amsterdam, Netherlands

Barry M. Lewis, Trustee...........            298,432(5)         5.1%
  515 Post Oak Blvd., Suite 300
  Houston, Texas 77027

Dimensional Fund Advisors, Inc....            298,400            5.1%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California 90401


(1) The persons listed have the sole power to vote and to dispose of the shares beneficially owned by them except as otherwise indicated. Does not include 11,802 shares owned by the Oshman Foundation. Jeanette Oshman Efron, Marilyn Oshman and Judy O. Margolis are three of six trustees of the Oshman Foundation. Such trustees are vested with the power to vote and dispose of all assets of the Foundation, including such shares. These persons disclaim all beneficial ownership of shares owned by the Foundation.

(2) Includes 251,800 shares held by Ms. Oshman as trustee for the benefit of her children. Does not include 422,300 shares held in trust for the benefit of Ms. Oshman and her children.

(3) Includes 237,800 shares held by Ms. Margolis as trustee for the benefit of her children, 1,500 shares held by Mrs. Margolis as custodian for three grandchildren and 11,527 shares held by the husband of Ms. Margolis as trustee for Ms. Margolis' son. Does not include 298,432 shares held in trust for the benefit of Ms. Margolis and her children.

(4) These shares are held by Edward C. Stanton III as trustee for the benefit of Marilyn Oshman and her children.

(5)  These shares are held by Barry M. Lewis as trustee for the benefit of Judy
     O. Margolis and her children.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK
                 OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

     The following table shows, as of April 22, 1996, the number of shares of Common Stock beneficially owned by each of the directors, nominees for director, the executive officers named below in the Summary Compensation Table, and all executive officers and directors as a group.

                                                     AMOUNT AND NATURE
                                                       OF BENEFICIAL      PERCENTAGE
            NAME OF BENEFICIAL OWNERS                  OWNERSHIP (1)       OF CLASS
- - -------------------------------------------------  ---------------------  -----------

Marilyn Oshman...................................          1,219,422(2)         20.9%
Alvin N. Lubetkin................................            272,000(3)(4)       4.5%
Fred M. Gerson...................................             62,699(5)          1.1%
William N. Anderson..............................             62,500(6)          1.1%
Marvin Aronowitz.................................             28,441(7)            *
Steve Rath.......................................             12,900(3)            *
Dolph B.H. Simon.................................              8,000(5)            *
Lindsay J. Rice..................................              6,767(3)            *
Will A. Clark....................................              6,667               *
Morrie K. Abramson...............................              4,000(8)            *
Manuel A. Sanchez, III...........................              4,000               *
All executive officers and directors as a group..          1,704,096(3)(9)      27.6%

- - -------------------------
*Less than 1%
(1) The persons listed above have the sole power to vote and to dispose of the shares beneficially owned by them except as otherwise indicated. The 11,802 shares owned by the Oshman Foundation, of which Fred M. Gerson, Marvin Aronowitz, Marilyn Oshman and Alvin N. Lubetkin are four of six trustees, are not included. Such trustees are vested with the power to vote and dispose of all assets of the Foundation, including such shares. These persons disclaim all beneficial ownership of shares owned by the Foundation.
(2) Includes 251,800 shares held by Ms. Oshman as trustee for the benefit of her children. Does not include 422,300 shares held in trust for the benefit of Ms. Oshman and her children.
(3) Excludes 150,280 shares owned by the Company's Profit Sharing Plan of which Messrs. Lubetkin, Rath, Rice and Richard Bockart, Vice President and Treasurer are trustees. Such trustees share voting and dispositive power over such shares. These persons disclaim all beneficial ownership of shares owned by the Profit Sharing Plan.
(4) Includes vested options to purchase 250,000 shares of Common Stock pursuant to the Company's 1994 Omnibus Plan. Excludes 100,000 shares of restricted Common Stock that are subject to vesting requirements.
(5) Includes vested options to purchase 8,000 shares of Common Stock pursuant to the Company's 1993 Non-Employee Director Stock Option Plan.
(6) Includes vested options to purchase 43,750 shares of Common Stock pursuant to the Company's 1994 Omnibus Plan and options to purchase an additional 18,750 shares of Common Stock that will vest within sixty days.
(7) Includes vested options to purchase 10,000 shares of Common Stock pursuant to the Company's 1986 Stock Option Plan.
(8) Includes vested options to purchase 4,000 shares of Common Stock pursuant to the Company's 1993 Non-Employee Director Stock Option Plan.
(9) Includes vested options to purchase 359,833 shares of Common Stock held by officers and directors pursuant to the Company's 1986 Stock Option Plan, 1991 Stock Option Plan, 1993 Non-Employee Director Stock Option Plan and 1994 Omnibus Plan.

     The Company is not aware of any contractual arrangement, the operation of which may at a subsequent date result in a change in control of the Company.

                             ELECTION OF DIRECTORS

     At the annual meeting, the stockholders will elect the six individuals who are to serve as directors during the coming year. Directors will be elected by the plurality vote of the shares of Common Stock represented at the annual meeting and entitled to vote. The persons named as proxies in the enclosed proxy, unless otherwise directed, intend to vote the shares represented by such proxy for the election of the nominees listed below.

     The following table and information sets forth the names of the nominees for election to the Board of Directors, the year from which each nominee has served as a director, if applicable, the age of each nominee and the principal occupation or employment of each nominee. The nominees elected as directors of the Company will serve until the next annual meeting of stockholders or until their respective successors are elected. Two current directors, Morrie K. Abramson and Fred M. Gerson, have chosen not to stand for reelection at this year's Annual Meeting.

                              DIRECTOR
            NAME               SINCE    AGE                 POSITION WITH THE COMPANY
- - ----------------------------  --------  ---  -------------------------------------------------------

William N. Anderson(1)....      1994   49      President, Chief Operating Officer and Director
Marvin Aronowitz(1).......      1962   71       Director
Alvin N. Lubetkin(1)......      1962   62      Vice Chairman of the Board, Chief Executive Officer and
                                                Director
Marilyn Oshman(1)...........    1979   56      Chairman of the Board and Director
Manuel A. Sanchez, III (2)..     N/A   54      None
Dolph B. H. Simon(2)......      1987   63      Director

- - -----------------------
(1)  Member of Executive Committee.
(2) Mr. Simon is currently a member of the Audit Committee and the Compensation Committee, and it is anticipated that Mr. Sanchez will become a member of such committees upon his election as a director.

  Mr. Anderson was elected President, Chief Operating Officer and Director in June 1994. Prior to that time Mr. Anderson served as Senior Vice President, General Manager of Ames Department Stores, Inc. (1992-1994), Chief Executive Officer of Reality Technologies, Ltd., a computer software developer in the financial planning/services sector (1991-1992), and President and Chief Operating Officer of Domain, Inc., a specialty home furnishings retailer (1985-
1991).

  Mr. Aronowitz has served as a Director of the Company since 1962. He also served as President and Chief Operating Officer of the Company until June 1989, at which time he resigned as an officer and Mr. Lubetkin was elected President. Mr. Aronowitz remains an employee of the Company and was originally hired by the Company in 1945. He is a cousin of Marilyn Oshman.

  Mr. Lubetkin has been an officer of the Company since 1966 and a Director since 1962. Mr. Lubetkin, in addition to having overall responsibility for the Company's operations, is primarily responsible for finance, real estate, store operations and corporate development for the Company. He was originally hired by the Company in 1961.

  Ms. Oshman was elected Chairman of the Board in April 1993 and has been a director of the Company since 1979. Prior to becoming an employee of the Company in 1990, Ms. Oshman was involved in civic and charitable activities and management of her personal investments. Ms. Oshman is the daughter of Jeanette Oshman Efron and the sister of Judy O. Margolis, each a significant stockholder of the Company. Such persons, individually or as a group, may constitute a control person under the rules of the Securities and Exchange Commission (the "Commission").

  Mr. Sanchez serves as President of the General Partner of each of Highland Distributing Company, Ltd. and HiPal Partners, Ltd., beer importation and distribution companies in Houston and Palestine, Texas.

  Mr. Simon has served as a Director of the Company since 1987. He is currently engaged in the private practice of law. He served as Vice President and General Counsel of Zale Corporation from 1978 until 1995. In January 1992, involuntary petitions for reorganization under Chapter 11 of the federal bankruptcy laws were filed against Zale Corporation, and it consented to the entry of an order for relief under such filings. In June 1993, Zale Corporation completed its plan of reorganization and emerged from bankruptcy.

  Management of the Company has no reason to believe that any of the above nominees will be unavailable or unwilling to serve as director; however, in the event any of the above nominees should become unavailable or unwilling to serve if elected, proxies will be voted for the election of substitute nominees selected by the Board of Directors.

  The Company does not have a standing nominating committee of the Board of Directors or any committee performing similar functions. The Company has an Executive Committee which held no meetings during the fiscal year ended February 3, 1996, but met informally on several occasions during the year. The Executive Committee exercises limited powers of the Board of Directors between meetings of the Board. The Company's Compensation Committee held two meetings during the last fiscal year. The Compensation Committee has authority to consider and make recommendations to the Board of Directors regarding compensation of officers of the Company. The Company's Audit Committee, which held four meetings during the last fiscal year, considers the audit services performed by the Company's independent auditors and the possible effect on the independence of the auditors of the performance of non-audit services. The Audit Committee makes recommendations to the Board of Directors as to the selection of independent auditors and reviews with such independent auditors their reports of audit, the adequacy of internal controls and the accompanying management letters. During the fiscal year ended February 3, 1996, the Board of the Directors held five meetings. Each director attended 75% or more of the aggregate number of meetings of the Board of Directors and committees of the Board on which he or she served.

  Each non-employee director of the Company currently receives director's fees at a rate of $10,000 per full year plus $1,000 per meeting attended and $500 for meeting participation via telephone. Members of the Audit Committee receive $1,000 per meeting attended and members of the Compensation Committee receive $1,000 per meeting attended. These committee meeting fees are reduced to $500 for meetings held the same day as a Board of Directors meeting. The Chairman of the Audit Committee and the Compensation Committee receives a fifty percent premium fee for each meeting attended. The Company reimburses directors for out-of-pocket expenses incurred in connection with their duties. In addition, each non-employee director is granted options under the non-employee director stock option plan upon his or her becoming a director.



                       COMPENSATION OF EXECUTIVE OFFICERS

  The following tables set forth (i) the aggregate amount of remuneration paid by the Company for the three fiscal years ended February 3, 1996 to the Chief Executive Officer and the four other highest paid executive officers, (ii) the number of shares of Common Stock that are subject to options granted to such individuals during the last fiscal year and the hypothetical value thereof assuming specified annual rates of Common Stock price appreciation, and (iii) the value at the end of the last fiscal year of the stock options held by such individuals. No stock options were exercised by any of such individuals during the fiscal year ended February 3, 1996.

SUMMARY COMPENSATION TABLE


                                                                                         Long-Term
                                               Annual Compensation                  Compensation Awards
                                         --------------------------------   ------------------------------------
                                                                            Restricted          Securities
                                 Fiscal                                        Stock           Underlying            All Other
  Name and Principal Position     Year    Salary     Bonus       Other        Awards             Options           Compensation
- - -------------------------------  ------  ---------  --------  -----------  -------------  ----------------------  ---------------


Alvin N. Lubetkin..............    1995   $342,200   $75,000   $52,126(1)    $      0                 250,000(2)       $40,964(4)
 Vice Chairman of the Board,       1994    342,200         0    50,768(1)     825,000(3)                    0           30,139(4)
  Chief Executive Officer and      1993    342,200         0    48,110(1)           0                       0           27,571(4)
  Director

William N. Anderson............    1995    300,060    50,000         0              0                       0                0
 President, Chief Operating        1994    229,112    25,000         0              0                 100,000                0
  Officer and Director             1993        ---       ---       ---            ---                     ---              ---

Lindsay J. Rice................    1995    150,385         0         0              0                       0                0
 Executive Vice President          1994    143,942         0         0              0                       0                0
                                   1993    133,077         0         0              0                  20,000                0

Will A. Clark (5)..............    1995    125,000         0         0              0                       0                0
 Vice President                    1994    118,942         0         0              0                       0                0
                                   1993    105,085         0         0              0                  20,000                0

Steven U. Rath.................    1995    112,981         0         0              0                       0                0
    Vice President                 1994     95,961         0         0              0                       0                0
                                   1993     88,846         0         0              0                  15,000                0

(1) Includes $45,270 in 1995, $43,863 in 1994 and 41,560 in 1993 as incremental cost to the Company for a $700,000 non-interest bearing ten-year loan made in October 1990 by the Company to Mr. Lubetkin. The loan is being repaid in bi-weekly installments. The loan is secured by a $700,000 life insurance policy and certain stock option rights. At the commencement of the last fiscal year, Mr. Lubetkin owed the Company $511,070. As of February 17, 1996, $462,110 remained outstanding under the loan.

(2) This option grant was made in exchange for the surrender by Mr. Lubetkin of a previous stock option granted December 22, 1986 under the 1986 Stock Option Plan for 250,000 shares at an option price of $8.40 per share.

(3) Represents a grant of 100,000 shares of restricted stock of the Company made on July 15, 1994 under the 1994 Omnibus Plan, calculated at a market price of $8.25, the closing price of a share of Common Stock on the grant date.
    As of January 28, 1995, Mr. Lubetkin had 100,000 restricted shares that are scheduled to vest 25% if he should retire at age 62, 50% at age 63, 75% at age 64 and 100% at or after age 65. The shares would vest 100% in the event of Mr. Lubetkin's death or disability (as defined) prior to his retirement or upon certain terminations of his employment. To the extent Mr. Lubetkin's loan from the Company (see note 1) has not been repaid at the time vesting would occur, an appropriate number of shares otherwise scheduled to vest would instead be canceled to satisfy the remaining loan obligation. Based on the closing price of the Common Stock on February 2, 1996, such shares had a value of $1,000,000. Dividends are not payable upon such shares until they have vested. None of the other officers named in the table owns any shares of restricted Common Stock.

(4) The Company has a Deferred Compensation Agreement with Mr. Lubetkin under which Mr. Lubetkin will receive annual lump-sum retirement benefits after he attains age 65. Upon Mr. Lubetkin's death, whether prior to or after he attains age 65, such payments will be made to his designated beneficiary.
    It is anticipated that these payments will be provided through a $900,000 life insurance policy (owned by Texas Commerce Trust Company N.A., trustee for the Deferred Compensation Agreement trust), which is subject to the rights of the general creditors of the Company. The amount of payments is currently estimated at $152,000 annually and $1,061,000 in the aggregate, based on an assumed 5.44% annual rate of interest and other actuarial assumptions included in such insurance policy. The amount shown in this column reflects the value of this benefit under methodology required by the Commission.

(5)  Mr. Clark terminated employment with the Company on January 31, 1996.

            OPTION GRANTS DURING FISCAL YEAR ENDED FEBRUARY 3, 1996



                                             Individual Grants
                       -------------------------------------------------------------
                                      % of Total                                       Potential Realizable Value
                         Number of      Options                                        at Assumed Annual Rates of
                        Securities    Granted to                                       Stock Price Appreciation
                        Underlying     Employees   Exercise     Market                      for Option Term
                          Options      in Fiscal   Price Per   Price on   Expiration   ---------------------------
Name                      Granted        Year        Share    Grant Date     Date       0%         5%          10%
- - ---------------------  -------------  -----------  ---------  ----------  ----------   --   --------   -----------
Alvin N. Lubetkin....     250,000(1)          99%      $7.13       $6.25     4-20-05   $0   $763,750   $2,271,250
William N. Anderson..           0             --          --          --          --   --         --           --
Lindsay J. Rice......           0             --          --          --          --   --         --           --
Will A. Clark........           0             --          --          --          --   --         --           --
Steven U. Rath.......           0             --          --          --          --   --         --           --
- - ---------------

(1) The option became exercisable as to 100% on October 20, 1995.
Total Outstanding Shares at February 3, 1996: 5,819,149
Aggregate Assumed Appreciation of all currently outstanding shares at 10 Years .......... $22,869,255 $57,958,724


              FEBRUARY 3, 1996 FISCAL YEAR-END OPTION VALUE TABLE


                          Number of Securities
                         Underlying Unexercised    Value of Unexercised In-the-Money
                       Options at Fiscal Year End     Options at Fiscal Year End
                       --------------------------  ---------------------------------
Name                   Exercisable  Unexercisable    Exercisable     Unexercisable
- - ---------------------  -----------  -------------  ---------------  ----------------

Alvin N. Lubetkin....      250,000              0         $718,750          $      0
William N. Anderson..       43,750         56,250          125,781           161,718
Lindsay J. Rice......        6,667         13,333           23,351            46,699
Will A. Clark........        6,667         13,333           23,351            46,699
Steven U. Rath.......        5,000         10,000           17,933            35,867


EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

  In October 1990, the Company entered into an employment agreement with Mr. Lubetkin. The agreement provides that Mr. Lubetkin will serve as the Chief Executive Officer of the Company for such salary and compensation as may be fixed from time to time by the Board of Directors. The agreement limits the ability of Mr. Lubetkin to compete with the Company for a period of 18 months after he ceases to be an employee of the Company. The term of the agreement commenced October 3, 1990 and continues until the loan to Mr. Lubetkin described in note (1) to the Summary Compensation Table has been fully repaid.

  In June 1994, the Company entered into an employment agreement with Mr. Anderson. The agreement provides that Mr. Anderson will serve as President and Chief Operating Officer on an "at will" basis for such salary and compensation as may be fixed from time to time by the Board of Directors. The agreement provides that if the Company terminates Mr. Anderson's employment other than for "cause," or Mr. Anderson terminates his employment for "good reason," each as defined in the agreement, at any time, the Company will pay a lump sum severance payment to Mr. Anderson in the amount of $300,000, provided, however, the Company shall have no obligation under this agreement if, as of the date of such termination, the aggregate value of all stock options exercised by Mr. Anderson (valued as of the date of each such exercise), together with all vested but unexercised stock options held by Mr. Anderson (valued as of the date of termination of employment) is equal to or exceeds $1,000,000.

  Marvin Aronowitz and the Company are parties to a split dollar insurance agreement pursuant to which the Company paid for an insurance policy on the life of Mr. Aronowitz in the amount of $285,000. Each year, that portion of the annual premium cost equal to the one-year term cost of the insurance protection was paid by Mr. Aronowitz. Upon the death of Mr. Aronowitz, the beneficiary named by him is entitled to receive the benefits under the policy, less the amount of the contributions made under the policy by the Company. The Company funded its portion of the premiums through a policy loan. The interest incurred on such loan during the fiscal year ended February 3, 1996 was $7,069.

  The Company has also entered into an executive salary continuation agreement with Mr. Aronowitz under which the Company agrees to pay to certain beneficiaries of Mr. Aronowitz up to $51,000 upon his death. This payment is to be funded by an insurance policy obtained by the Company on the life of Mr. Aronowitz. The Company paid $2,826 for this policy during the fiscal year ended February 3, 1996.

  The Company maintains a severance pay and bonus policy for certain officers and employees of the Company. The policy provides that the Company will be required to make payments (in the form of bonuses or severance pay, depending on the circumstances) to designated officers and employees of the Company on a date that is six months following a "Change in Control" of the Company. A Change in Control occurs when (i) certain persons or groups hold or acquire, directly or indirectly, securities representing 50% or more of the voting power of the Company's then outstanding voting stock or (ii) there is a change in the ownership of 80% or more of the assets of the Company. Following a Change in Control, the Company is obligated to make such payments whether the designated persons continue in the employ of the Company or they resign or are terminated. The amount payable to Mr. Lubetkin under the policy is equal to the lesser of
(i) 299% of his "base amount," as defined in the Internal Revenue Code of 1986, as amended (the "Code"), which is generally the same as such person's average annual compensation from the Company, or (ii) the maximum amount of additional compensation that may be paid to such person without the Company losing any Federal income tax deduction for such payments or the employee being subjected to a Federal excise tax on such payments. The amounts payable to Messrs. Rice, Rath and other officers or employees of the Company under the policy are calculated using other formulas and are subject to different restrictions.

  The Company maintains a non-contributory profit sharing plan (the "Plan") for its employees which has been determined by the Internal Revenue Service to be qualified under the Code. The payment of benefits under the Plan is made to employees upon termination of employment. In addition, each employee may make one life-time election to withdraw up to fifty percent of such employee's account balance as of the date of such election. The Company's contributions to the Plan are made at the discretion of the Company. The Company did not contribute to the Plan for the fiscal year ended February 3, 1996.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee ("the Committee") of the Company's Board of Directors is pleased to present its annual report to stockholders on executive compensation. This report summarizes the charter of the Committee, the compensation policy for officers, the components of the executive compensation program and the basis on which compensation was determined for the Chief Executive Officer and other executive officers of the Company for the fiscal year ended February 3, 1996.

  During the fiscal year ended February 3, 1996, the Committee was comprised of the following Board members, none of whom was employed by the Company: Dolph B.
H. Simon, Chairman, Morrie K. Abramson, Fred M. Gerson and Stewart Orton. Mr. Abramson's service on the Committee began in June 1995 when he was first elected to the Board of Directors; Stewart Orton, a Director of the Company until June 1995, also served on the Committee until he resigned as a Director at that time.

  Committee Charter. The Committee's charter provides that the Committee is to oversee the development of all compensation plans that apply to officers of the Company; administer all stock and incentive compensation plans requiring administration by "disinterested directors"; evaluate the performance and set the salary, bonus and stock awards for the Chairman of the Board, Chief Executive Officer and Chief Operating Officer; and act on recommendations by the Chief Executive Officer as to the salary, bonus and stock awards for all other senior officers. The Committee also approves offers of employment to individuals who would fill any senior officer position.

  Compensation Policy for Officers. It is the goal of the Company to strive for excellence in the selection and retention of highly qualified officers. To that end, the Committee will annually review the total compensation paid to officers, compared to the compensation paid by sporting goods and other specialty retailers of similar size and complexity for similar positions. In any given year, Oshman's total compensation for any officer may be above or below the industry median based on the performance of the Company and the individual.

  The principal components of the executive compensation program are base salary, cash incentive compensation and stock-based, longer-term incentives:

        BASE SALARY - levels are targeted at the industry median (sporting goods
        -----------
     and other specialty retailers of similar size and complexity). Variations above and below this target should be based on the executive's background, qualifications and job performance at Oshman's.

        CASH INCENTIVES - should be given based upon achievement of pre-
        ---------------
     determined, measurable Company and individual goals. Incentive plans measure Company performance based on pre-tax income and other factors. For fiscal 1995 the Committee established a one-year bonus plan for its two most senior executives based on enhancement in the stock market value of its Common Stock provided that the Company's results of operations were profitable. For fiscal 1995 the Company's operating income was $4.7 million and its net earnings were $1.9 million, as compared with $1.8 million and $290,000, respectively, for fiscal 1994; the Company's Common Stock closed at $10.00 at the end of fiscal 1995 as compared with $7.13 at the beginning of fiscal 1995. Pursuant to the Committee's 1995 bonus plan, cash bonuses in the amount of $75,000 and $50,000 were paid to Mr. Lubetkin and Mr. Anderson, respectively.

        STOCK-BASED INCENTIVES - are used to reward officers and to motivate
        ----------------------
     them to achieve the Company's longer-term goals. In general, Oshman's will place greater emphasis on stock-based incentives than on cash incentive payments. Company and individual performance results are considered when determining stock-based incentive awards, although no pre-determined performance criteria are utilized.

  Compensation of the Chief Executive Officer. Although no base salary increase was granted and no stock-based incentive awards were made to the Chief Executive Officer during the fiscal year ended February 3, 1996, he did receive a cash bonus as described above. The Committee recognized the significant accomplishments of the Chief Executive Officer in leading the Company to substantially greater profitability during a difficult year in the retail sporting goods industry. The Committee also noted the successful implementation to date of the Company's previously-adopted restructuring plan in closing unprofitable locations while at the same time opening twelve new SuperSports USA megastores during the fiscal year.

  Omnibus Budget Reconciliation Act of 1993. The Omnibus Budget Reconciliation Act of 1993 (the "Budget Act") imposes a limit of $1,000,000, with certain exceptions, that a publicly held corporation may deduct in any year for the compensation paid with respect to each of its five most highly compensated officers. The Committee does not expect the compensation levels of Oshman's executives to exceed this limit and intends to try to comply with the provisions of the Budget Act that would preserve the deductibility of executive compensation payments to the greatest extent possible.

                                 Dolph B. H. Simon, Chairman
                                 Morrie K. Abramson
                                 Fred M. Gerson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Gerson, who is a member of the Compensation Committee, served as a Vice President of the Company from 1966 to 1981. He is not standing for reelection as a Director of the Company at the 1996 Annual Meeting and, consequently, as of the date of the meeting, he will cease to be a member of the Compensation Committee. Mr. Abramson also will not stand for reelection at the Annual Meeting and will therefore also cease to be a member of the Committee as of such date.

PERFORMANCE GRAPH

  The following graph compares the performance of the Company's Common Stock to the S&P 500 Index and to the S&P Retail Stores Composite Index. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at February 1, 1991, the last trading day in fiscal year 1990 which ended February 2, 1991. (The Company's fiscal year ends on the Saturday closest to the end of January.) Thereafter, points on the graph are plotted as of the last trading day in January for each successive fiscal year.

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN



              [A Performance graph plotted from the data in the
                           table below appears here]





                          FISCAL YEAR ENDED JANUARY OR FEBRUARY,
                       1991   1992    1993    1994    1995    1996
  -----------------------------------------------------------------

    Oshman's            100   68.18  163.64  145.45  122.73  179.55
    S&P 500             100  122.69  135.67  153.14  153.96  213.48
    S&P Retail Stores   100  139.73  166.79  160.75  148.85  160.50
  -----------------------------------------------------------------

                              CERTAIN TRANSACTIONS


  In numerous transactions since 1959, the Company has leased both land and buildings for its executive offices, warehouses and one store in Houston, Texas from two trusts (the "Warehouse Trusts") of which Marilyn Oshman and Judy O. Margolis are the respective beneficiaries. Many of these leases are in effect at the present time, and some of the leases extend up to 1998. The aggregate rental payments from the Company to the Warehouse Trusts were approximately $362,600 during the fiscal year ended February 3, 1996. The Company believes that the terms of all of these leases with the Warehouse Trusts are as favorable to the Company as the terms under which it could lease comparable facilities from an unaffiliated lessor in arm's length transactions. If the Company needs to further expand its offices or warehouse facilities, it may enter into other leases with the Warehouse Trusts. However, no lease will be entered into unless its terms are as favorable to the Company as those which could be obtained in arm's length negotiations for comparable premises. Fred M. Gerson is a trustee under one Warehouse Trust.

  In March 1988, the Company entered into an agreement with Flagship Associates providing for the lease by the Company of the land and building in Union, New Jersey where one of the Company's stores was operated from March 1990 to September 1993. Charles Lubetkin, Alvin Lubetkin's brother, is a general partner of Flagship Associates and has a 19.75% interest in such partnership. The lease is for a term of twenty years, provides for annual rental payments of $600,000 and is otherwise on terms the Company believes to be no less favorable than could be obtained from an unrelated third party. This lease was amended and assigned to an unrelated third party in September 1993, and the Company remains liable on the lease.

  The daughter of Marilyn Oshman and Alvin Lubetkin, Karen Desenberg, is employed by the Company as a Divisional Vice President-Merchandise Manager. During the fiscal year ended February 3, 1996, Ms. Desenberg received compensation of $124,903. In addition, Ms. Desenberg is entitled to the benefits available to other Company employees of similar position. Although the specific value of such benefits cannot be determined by the Company, such value does not exceed 10% of her reported compensation.


                              INDEPENDENT AUDITORS

  Grant Thornton LLP has served as auditors of the Company for a number of years. Representatives of such firm are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. Such representative will be available to respond to appropriate questions.


                         PROPOSALS OF SECURITY HOLDERS

  Proposals which stockholders of the Company intend to present for inclusion in the proxy statement with respect to the 1997 Annual Meeting of Stockholders must be received by the Company at its principal executive offices no later than January 11, 1997.


                                    GENERAL

  As of the date of this statement, the Board of Directors has no knowledge of any business that will be presented for consideration at the meeting other than the election of directors. With respect to any other business that may properly come before the meeting or any adjournment thereof, it is intended that proxies will be voted in accordance with the judgment of the person or persons voting them.

                            By Order of the Board of Directors,


                            ALVIN N. LUBETKIN
                            Vice Chairman of the Board and
                            Chief Executive Officer

Dated:  May 17, 1996

     THE COMPANY WILL FURNISH WITHOUT CHARGE COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED FEBRUARY 3, 1996, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, TO INTERESTED SECURITY HOLDERS ON REQUEST. THE COMPANY WILL ALSO FURNISH TO ANY SUCH PERSON ON REQUEST ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING SUCH REPORT UPON PAYMENT OF REASONABLE FEES RELATING TO THE COMPANY'S FURNISHING SUCH EXHIBITS. REQUESTS FOR COPIES SHOULD BE DIRECTED TO R. L. BOCKART, VICE PRESIDENT, OSHMAN'S SPORTING GOODS, INC., 2302 MAXWELL LANE, HOUSTON, TEXAS 77023.

- - -------------------------------------------------------------------------------

 OSHMAN'S SPORTING GOODS, INC.  ANNUAL MEETING
                                JUNE 21, 1996        CONTINUED FROM OTHER SIDE

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN AND IN ACCORDANCE WITH THE ACCOMPANYING PROXY STATEMENT. RECEIPT OF THE PROXY STATEMENT AND THE ANNUAL REPORT FOR THE FISCAL YEAR ENDED FEBRUARY 3, 1996, IS HEREBY ACKNOWLEDGED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 WHICH IS BEING PROPOSED BY THE BOARD OF DIRECTORS.

1.ELECTION OF SIX DIRECTORS:
 Nominees: William N. Anderson, Marvin Aronowitz, Alvin N. Lubetkin, Marilyn
           Oshman, Manuel A. Sanchez III, Dolph B.H. Simon.

 (MARK ONLY ONE)
 [_] VOTE FOR all nominees listed, except as marked to the contrary above (if any).
    (TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE).

 [_] WITHHOLD AUTHORITY to vote for all nominees listed above.

2. In accordance with their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                     PLEASE MARK, DATE AND SIGN THIS PROXY

- - -------------------------------------------------------------------------------

 OSHMAN'S SPORTING GOODS, INC.                  ANNUAL MEETING JUNE 21, 1996

The undersigned hereby appoints ALVIN N. LUBETKIN and RICHARD L. BOCKART, or either of them, each with power to appoint his substitute, as proxies of the undersigned and authorizes them to represent and vote, as designated below, all the shares of the Common Stock of Oshman's Sporting Goods, Inc. which the undersigned would be entitled to vote if personally present, and to act for the undersigned at the annual meeting to be held Friday, June 21, 1996, or any adjournment thereof.

                                       Dated:                            , 1996
                                             ----------------------------

                                       ----------------------------------------

                                       ----------------------------------------
                                            Signature(s) of Stockholder(s)
                                       (Please sign exactly as shown hereon.
                                       Executors, administrators, guardians,
                                       trustees, attorneys, and officers
                                       signing for corporations should give
                                       full title. If a partnership or jointly
                                       owned, each owner should sign.)

- - -------------------------------------------------------------------------------